EXHIBIT 8

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 3/7/25 to 3/19/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
3/6/2025	Sell	32,470	12.50
3/7/2025	Sell	49,854	12.41
3/10/2025	Sell	14,529	12.38
3/11/2025	Sell	46,280	12.30
3/12/2025	Sell	61,660	12.34
3/13/2025	Sell	22,919	12.31
3/14/2025	Sell	16,273	12.09
3/17/2025	Sell	49,108	12.07
3/19/2025	Sell	67,095	12.09